Form N-SAR, Sub-Item 77D
Policies with respect to security investments


Nuveen Multistate Trust I
811-07747

On January 4, 2012, notification of changes in investment policy for the funds in the above-referenced Trust was filed as a 497 (supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on January 4, 2012, accession number 0001193125-12-001839 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.